Exhibit 99.1

FOR IMMEDIATE RELEASE

Rice Energy Announces Resignation of Steven C. Dixon from the Board of Directors

CANONSBURG, Pa., December 20, 2016 /PRNewswire/ - Rice Energy Inc. (NYSE: RICE) (“Rice Energy”) today announced that Steven C. Dixon resigned as a member of the Rice Energy board of directors in order to pursue other opportunities. Mr. Dixon joined the board of directors in December 2014 and during his tenure served as a member of the nominating and governance committee and as chairman of the health, safety and environmental committee.

“On behalf of the board, I would like to thank Steve for his contributions to Rice Energy, and we wish him all the best in his future endeavors,” said Daniel J. Rice IV, Chief Executive Officer.

About Rice Energy

Rice Energy Inc. is an independent natural gas and oil company focused on the acquisition, exploration and development of natural gas and oil properties in the Appalachian Basin.

For more information, please visit our website at www.riceenergy.com.

Contact:

Julie Danvers, Director of Investor Relations

(832) 708-3437

Julie.Danvers@RiceEnergy.com